Exhibit 99.1

Elizabeth Hinton Crowther Elected to Bay Trust's Board of Directors

KILMARNOCK, Va., Aug. 9, 2016 /PRNewswire/ -- Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Bank of Lancaster and Bay Trust Company, announces that Elizabeth Hinton Crowther, Ed.D. has been elected to Bay Trust Company's Board of Directors.

"We are delighted and honored to welcome Sissy to our Trust Board," said Francis A. Burke, President and Chief Executive Officer. "She is well-known in the Northern Neck and as a leader in the higher education system in Virginia. Sissy shares our values and with her leadership abilities in a progressive education environment, she is an excellent fit to assist us in our future strategic efforts as we continue to evolve and grow as a Company. "

Dr. Crowther is President of Rappahannock Community College, the only institution of higher education located in the twelve counties of the Northern Neck and Middle Peninsula in Virginia's low country. She began her presidency in August 2004. Under her inspirational leadership, RCC has grown tremendously, added numerous new programs, and the college now serves approximately 5,000 students. One of the most influential initiatives Dr. Crowther has established is the Guaranteed Admission Agreements with leading four-year colleges and universities across Virginia which allow RCC graduates to transfer seamlessly.

Dr. Crowther earned her BA and MA in English from Virginia Tech, where she received the 1981 Certificate for Teaching Excellence from the College of Arts and Sciences. Her doctorate in higher education administration is from the College of William & Mary.

Dr. Crowther also shares our philosophy of giving back to our communities to make them a better place to live and work. In addition to already serving on the Bay Banks of Virginia's Holding Company board, she serves on numerous professional and charitable boards. These include: Bon Secours Richmond Hospital System, Lilian Lumber Company, Northern Neck Insurance, Rappahannock Community College Educational Foundation, River Counties Community Foundation, and Visions of Lancaster and Northumberland Counties. Dr. Crowther is a current member of the Middlesex Rotary Club and past president of the Strasburg Club, as well as a Paul Harris Fellow. Dr. Crowther was appointed by Governor McAuliffe to the board of the Virginia Economic Development Partnership, and she chairs the Lead Northern Neck Steering Committee. Her professional and personal contributions to our young people and to our community as a whole are to be commended and recognized.

"I am eager to expand my work for Bay Banks by joining the Bay Trust team," said Dr. Crowther. "These professionals fit trust and financial services to our clients with expertise and sensitivity, and I look forward to expanding that to the Richmond markets."

About Bay Banks of Virginia, Inc.

Bay Banks of Virginia, Inc. is the bank holding company for Bank of Lancaster and Bay Trust Company. Founded in 1930, Bank of Lancaster is a state-chartered community bank headquartered in Kilmarnock, Virginia. With eight banking offices located throughout the Northern Neck region and in Middlesex County, and three banking offices in Richmond, Virginia, the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. Bay Trust Company provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

Photo - http://photos.prnewswire.com/prnh/20160809/396948

CONTACT: Randal R. Greene, President and Chief Executive Officer, at 800-435-1140 or inquiries@baybanks.com.